Exhibit 10.12

TOBIRA THERAPEUTICS, INC.

April 29, 2014

Helen Jenkins

290 Billingsgate Lane

Foster City, CA 94404

Dear Helen:

You and Tobira Therapeutics, Inc. (the “Company”) entered into an employment offer letter dated July 23, 2011 (the “Employment Letter”) and a Notice of Stock Option Grant and Stock Option Agreement dated September 29, 2011 (the “Option Agreement”). The Company would like to amend the Employment Letter and Option Agreement as set forth herein.

By signing this letter and returning it to the Company, you and the Company agree that if the Company is subject to a Change in Control before your Service terminates, then 100% of the then-unvested portion of the shares granted pursuant to the Option Agreement shall become exercisable. For the purposes hereof:

“Change in Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transaction (including, without limitation, any reorganization, merger, stock purchase or consolidation) or (ii) a sale of all or substantially all of the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to any such transaction will, immediately after such transaction (by virtue of securities issued as consideration for the Company’s capital stock, assets or otherwise) hold more than 50% of the voting power of the surviving or acquiring entity.

In addition, by signing this letter and returning it to the Company, you and the Company agree to the following additions to the Employment Letter:

5. Severance Benefits.

(a) General. If you are subject to an Involuntary Termination then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you have (i) returned all Company property in your possession and (ii) executed a general release, including a release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in substantially the form attached hereto as Exhibit A, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b) Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of six (6) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within sixty (60) days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the sixty-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. Notwithstanding the foregoing, if you are subject to an Involuntary Termination in connection with or following a Change in Control of the Company, then the Company will make a lump sum payment to you equal to one year’s base salary at the rate in effect at the time of your Separation, subject to all applicable withholding taxes.

(c) COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the six (6) month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

12. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company which you fail to correct after receiving thirty (30) days written notification from the Chief Executive Office, (c) your material failure to comply with the Company’s written policies or rules which you fail to correct after receiving fifteen (15) days written notification from the Chief Executive Officer, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties which you fail to correct after receiving fifteen (15) days written notification of the failure from the Company’s Chief Executive Officer or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the acquisition of the Company by another entity or individual or group of individuals by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation) or (b) a sale of all or substantially all of the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to any such transaction will, immediately after such transaction (by virtue of securities issued as consideration for the Company’s capital stock, assets or otherwise) hold more than 50% of the voting power of the surviving or acquiring entity.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within twelve (12) months after one of the following conditions has come into existence without your consent:

(a) A material diminution (greater than 10%) of your base salary; or

(b) A material diminution of your authority, duties or responsibilities.

(c) A requirement that you relocate more than forty (40) miles as a result of a change of the Company’s primary location;

(d) Any continued material breach by the Company of its obligations under this Agreement which the Company fails to correct after receiving fifteen (15) days written notification.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-l(n)(l).

The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

Except as expressly set forth above, the terms of the Employment Letter and Option Agreement shall remain binding and in full force and effect.

Very truly yours,

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer
Laurent Fischer, MD Chairman and Chief Executive Officer Tobira Therapeutics

ACCEPTED AND AGREED TO:

/s/ Helen Jenkins
Helen Jenkins

Date: 29 Apr 2014